Exhibit 99.1

FOR IMMEDIATE RELEASE

Prologis Announces Executive Management Transition

Co-CEO Walter C. Rakowich to Retire on December 31, 2012 as Previously Planned

SAN FRANCISCO (Dec. 27, 2012) – Prologis, Inc. (NYSE: PLD), the leading global owner, operator and developer of industrial real estate, today announced that Walter C. Rakowich, co-CEO and member of the executive committee on the board of directors, will retire from both positions on December 31, 2012. As announced in January 2011 at the time of the AMB and ProLogis merger, Hamid R. Moghadam will assume the role of CEO and chairman on January 1, 2013.

“Prologis is an organization filled with a talented team of professionals committed to providing excellence to our global customers and investors each and every day,” said Rakowich. “I am especially proud of how seamlessly the company has come together over the past two years. Very few organizations have a solid growth story, a recognized brand, proven customers, and the capital to execute their plans. I will be watching closely from the sidelines as Prologis continues to grow and I have full confidence that Hamid will take the company to the next level.”

Rakowich served as CEO of ProLogis from November 2008 until the merger with AMB in 2011, at which time he assumed the role of co-CEO. Prior to this, Rakowich served as president and chief operating officer from 2005 to 2008, and from 1998 to 2005 he was a managing director and chief financial officer. He joined ProLogis in 1994.

“Walt’s industry expertise, leadership style, and demand for excellence helped make the largest real estate merger in history a resounding success,” said Moghadam. “There is no other executive I would have rather partnered with to lead this company over the past two years. Walt’s steady hand and unwavering commitment played a critical role in building the Prologis of today and helped establish our foundation for an even stronger future. On behalf of everyone at Prologis, we wish Walt and his family nothing but the best.”

About Prologis

Prologis, Inc. is the leading owner, operator and developer of industrial real estate, focused on global and regional markets across the Americas, Europe and Asia. As of September 30, 2012, Prologis owned or had investments in, on a consolidated basis or through unconsolidated joint ventures, properties and development projects expected to total approximately 565 million square feet (52.5 million square meters) in 21 countries. The company leases modern distribution facilities to more than 4,500 customers, including manufacturers, retailers, transportation companies, third-party logistics providers and other enterprises.

Media Contacts

Atle Erlingsson (VP, Corp Communications), Tel: +1 415 733 9495, aerlingsson@prologis.com Tracy Ward (SVP, IR & Corp Communications), Tel: +1 415 733 9565, tward@prologis.com

www.prologis.com